CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Templeton Income Trust of our reports dated February 19, 2021, relating to the financial statements and financial highlights, which appear in Templeton Emerging Markets Bond Fund, Templeton Global Bond Fund, Templeton Global Total Return Fund and Templeton International Bond Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

April 22, 2021